September 2009 Amendment No. 2 dated September 30, 2009 to Pricing Supplement No. 180 dated September 23, 2009 Registration Statement No. 333-156423 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices
The notes are senior unsecured obligations of Morgan Stanley and have the terms described in this pricing supplement, as supplemented by the prospectus supplement for commodity-linked capital protected notes and the prospectus.  During the term of the notes, investors will receive an annual coupon payment based on the performance of an equally-weighted basket of eight physical commodities and two commodity indices, as measured on each annual valuation date relative to the pricing date.  The level of the basket is in turn based on the performance, whether positive or negative, of each underlying commodity from the pricing date through the applicable valuation date, subject to a cap and a floor on the performance of each underlying commodity.  The cap and floor mean that any increase by any underlying commodity above the cap or decrease below the floor will not be taken into account in calculating the performance of that underlying commodity.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate Principal Amount:	$4,692,000
Issue Price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000 per note
Pricing Date:	September 23, 2009
Original Issue Date:	September 30, 2009 (5 business days after the pricing date)
Maturity Date:	September 30, 2014
Principal Protection:	100% at maturity
Basket	Underlying Commodities	Bloomberg Ticker Symbol*	Weighting	Initial Component Level
	Copper – Grade A	LOCADY	10%	$6,111
	Corn – CBOT	C 1	10%	330.25¢
	Gold	GOLDLNPM	10%	$1,010.25
	Platinum	PLTMLNPM	10%	$1,325
	Silver	SLVRLN	10%	1,710¢
	West Texas Intermediate light sweet crude oil (“crude oil”)	CL1	10%	$68.97
	Natural Gas	NG1	10%	$3.86
	Soybeans – CBOT	S 1	10%	920.5¢
	S&P GSCI™ Wheat Index–Excess Return (“wheat index”)	SPGCWHP	10%	19.79303
	S&P GSCI™ Livestock Index–Excess Return (“livestock index”)	SPGCLVP	10%	193.6420

* Bloomberg ticker symbols are being provided for reference purposes only. For each underlying commodity, the initial component level on the pricing date was determined, and the periodic component level on any valuation date will be determined, based on the closing levels published by the relevant exchange or the underlying index publisher, as applicable.

Contingent Coupon:
The contingent coupon will only be payable on the relevant coupon payment date if the level of the weighted basket of underlying commodities has increased from the level on the pricing date.  The contingent coupon will be equal to the greater of (i) zero and (ii) the product of: (x) $1,000 and (y) the contingent coupon rate, as measured on the related valuation date.  No contingent coupon will be payable on the relevant coupon payment date if the weighted basket of underlying commodities has not appreciated as a whole above the level of the basket on the pricing date.

Contingent Coupon Rate:
The contingent coupon rate for each coupon payment date will equal the sum of the products of the component return, as determined on the valuation date immediately preceding such coupon payment date, times the weighting of such underlying commodity, for each underlying commodity.

Component Return:
The component return of an underlying commodity on any valuation date will be calculated separately for each underlying commodity and will be an amount, expressed as a percentage, equal to: (periodic component level – initial component level) / initial component level, provided, however, that the component return for any underlying commodity will be no greater than the capped component return and no less than the component return floor.

Capped Component Return:	12% for each underlying commodity
Component Return Floor:	–10% for each underlying commodity
Terms Continued:	Please see page 2 of this pricing supplement for further summary terms for the notes.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	3.00%	97.00%
Total	$4,692,000	$140,760	$4,551,240

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”
The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

FINAL TERMS	Continued from Cover Page
Initial Component Level:	For each underlying commodity, the closing level of such underlying commodity on the pricing date. See “Basket – Initial Component Level” above.
Periodic Component Level:	For each underlying commodity, the closing level of such underlying commodity on the relevant valuation date
Valuation Dates:	September 23, 2010, September 23, 2011, September 21, 2012, September 23, 2013, and September 23, 2014
Coupon Payment Dates:	September 30, 2010, September 30, 2011, September 28, 2012, September 30, 2013 and the Maturity Date
Payment at Maturity per Note:	$1,000 + any contingent coupon payable on the maturity date
CUSIP:	617482GV0
ISIN:	US617482GV05
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

September 2009	Page 2

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley and have the terms described in this pricing supplement, as supplemented by the prospectus supplement for commodity-linked capital protected notes and the prospectus.  On each coupon payment date, an investor may receive a contingent coupon based on the appreciation, if any, of the basket from the pricing date through the applicable valuation date, with the performance of each underlying commodity individually subject to a floor and a cap.  At maturity, an investor will receive, for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus any contingent coupon payable on the maturity date.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
September 23, 2009	September 30, 2009 (5 business days after the pricing date)	September 30, 2014 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,692,000
Issue price:	$1,000 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Basket:	Underlying Commodities	Bloomberg Ticker Symbol*	Weighting	Initial Component Level
	Copper – Grade A	LOCADY	10%	$6,111
	Corn – CBOT	C 1	10%	330.25¢
	Gold	GOLDLNPM	10%	$1,010.25
	Platinum	PLTMLNPM	10%	$1,325
	Silver	SLVRLN	10%	1,710¢
	West Texas Intermediate light sweet crude oil (“crude oil”)	CL1	10%	$68.97
	Natural Gas	NG1	10%	$3.86
	Soybeans – CBOT	S 1	10%	920.5¢
	S&P GSCI™ Wheat Index Excess Return (“wheat index”)	SPGCWHP	10%	19.79303
	S&P GSCI™ Livestock Index Excess Return (“livestock index”)	SPGCLVP	10%	193.6420

The wheat index and the livestock index are each referred to as an “underlying commodity index.”
* Bloomberg ticker symbols are being provided for reference purposes only. For each underlying commodity, the initial component level on the pricing date was determined, and the periodic component level on any valuation date will be determined, based on the closing levels published by the relevant exchange or the underlying index publisher, as applicable.
For a summary description of the livestock index, see “Information about the Wheat Index and the Livestock Index” beginning on page 16.

Contingent coupon:
The contingent coupon will only be payable on the relevant coupon payment date if the level of the weighted basket of underlying commodities has increased from the level on the pricing date.  The contingent coupon will be equal to the greater of (i) zero and (ii) the product of: (x) $1,000 and (y) the contingent coupon rate, as measured on the related valuation date.  No contingent coupon will be payable on the relevant coupon payment date if the weighted basket of underlying commodities has not appreciated as a whole above the level of the basket on the pricing date. The provisions relating to record dates in the accompanying prospectus supplement for commodity-linked capital protected notes and accompanying prospectus will apply to the payment of any contingent coupon.

Contingent coupon rate:
The contingent coupon rate for each coupon payment date will equal the sum of the products of the component return, as determined on the valuation date immediately preceding such coupon payment date, times the weighting of such underlying commodity, for each underlying commodity.

Risk factors:	Please see “Risk Factors” beginning on page 11.

September 2009	Page 3

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Component return:
The component return of an underlying commodity on any valuation date will be calculated separately for each underlying commodity and will be an amount, expressed as a percentage, equal to: (periodic component level – initial component level) / initial component level, provided, however, that the component return for any underlying commodity will be no greater than the capped component return and no less than the component return floor.

Capped component return:	12% for each underlying commodity
Component return floor:	–10% for each underlying commodity
Initial component level:	For each underlying commodity, the closing level of such underlying commodity on the pricing date
Periodic component level:	For each underlying commodity, the closing level of such underlying commodity on the relevant valuation date
Valuation dates:
September 23, 2010, September 23, 2011, September 21, 2012, September 23, 2013, and September 23, 2014.  Each valuation date will be subject to postponement, in the case of each underlying commodity separately, for a non-trading day (in the case of each of copper, corn, gold, platinum, silver, crude oil, natural gas and soybeans), a non-index business day (in the case of either underlying commodity index) and/or a market disruption event (in the case of each underlying commodity) in the same manner as described in the accompanying prospectus supplement for commodity-linked capital protected notes for notes with a single determination date.

Postponement of coupon payment dates and the maturity date:
If, due to a market disruption event or otherwise, the valuation date for any underlying commodity is postponed so that it falls less than two business days prior to a scheduled coupon payment date or the maturity date, the scheduled coupon payment date or the maturity date, as applicable, will be the second business day following the valuation date as postponed.

Coupon payment dates:	September 30, 2010, September 30, 2011, September 28, 2012, September 30, 2013 and the Maturity Date
Payment at maturity:
For each note, $1,000 + any contingent coupon payable on the maturity date, in lieu of the payment at maturity described in the first two paragraphs under “Payment at Maturity” in the accompanying prospectus supplement for commodity-linked capital protected notes

Closing level:	The closing levels of the underlying commodities on any trading day or index business day, as applicable, will be:

(i)      in the case of copper, the official cash offer price per tonne of copper Grade A on the relevant exchange for the spot market, expressed in U.S. dollars per tonne, traded on the relevant exchange on that day as made public by the relevant exchange;
(ii)     in the case of corn, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the relevant exchange on that day as made public by the relevant exchange;
(iii)     in the case of gold, the official afternoon fixing price per troy ounce of gold for delivery in London through a member of the relevant exchange authorized to effect such delivery, expressed in U.S. dollars, as calculated by the relevant exchange on that day;
(iv)     in the case of platinum, the official afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the relevant exchange expressed in U.S. dollars per troy ounce gross, as calculated and quoted on the relevant exchange on that day;
(v)      in the case of silver, the official fixing price per troy ounce of silver for delivery in London through a member of the relevant exchange authorized to effect such delivery, expressed in U.S. cents, as determined by the relevant exchange;
(vi)     in the case of crude oil, the official settlement price per barrel of the first nearby month futures contract for West Texas Intermediate light sweet crude oil, expressed in U.S. dollars per barrel, traded on the relevant exchange on that day as made public by the relevant exchange;
(vii)    in the case of natural gas, the official settlement price per one million British thermal units of the first nearby month futures contract, expressed in U.S. dollars per million British thermal units, traded on that day as made public by the relevant exchange;
(viii)   in the case of soybeans, the official settlement price per bushel of deliverable-grade soybeans of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the relevant exchange expressed in U.S. cents  per bushel, traded on the relevant exchange on that day as made public by the relevant exchange;

September 2009	Page 4

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

(ix)    in the case of the wheat index, the official settlement price of the S&P GSCI™ Wheat Index Excess Return, as published by the underlying index publisher on that day; and
(x)     in the case of the livestock index, the official settlement price of the S&P GSCI™ Livestock Index Excess Return, as published by the underlying index publisher on that day.

Relevant exchange:	The relevant exchange for the physical underlying commodities will be:
(i)	in the case of copper, the London Metal Exchange;
(ii)	in the case of corn and soybeans, the Chicago Board of Trade;
(iii)	in the case of gold and silver, the London Bullion Market Association;
(iv)	in the case of platinum, the London Platinum and Palladium Market; and
(v)	in the case of crude oil and natural gas, the New York Mercantile Exchange;

or, if such relevant exchange is no longer the principal exchange or trading market for such underlying commodity, such exchange or principal trading market for such underlying commodity that serves as the source of prices for such underlying commodity and any principal exchanges where options or futures contracts on such commodities are traded.

Underlying index publisher:	In the case of the wheat index and the livestock index, Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”).
Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for commodity-linked capital protected notes:

If an event of default with respect to the notes shall have occurred and be continuing, the calculation agent will determine the amount declared due and payable upon any acceleration of the notes, which will be an amount in cash for each note equal to $1,000 plus a single contingent coupon, if any, calculated as though the date of acceleration were the applicable valuation date (the “acceleration amount”).

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the Depository Trust Company, New York, New York, of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482GV0
ISIN	US617482GV05
Tax considerations:
We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any between the actual and projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 4.1322% per annum, compounded annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of the payments listed in the table below.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

DATE	PROJECTED PAYMENT
September 30, 2010	$41.3220
September 30, 2011	$41.3220
September 28, 2012	$41.3220
September 30, 2013	$41.3220
September 30, 2014	$1,041.3220

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

September 2009	Page 5

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:
Morgan Stanley Capital Group Inc. (“MSCG”).  As calculation agent, MSCG will determine the initial component level and each periodic component level and will calculate the component return, the contingent coupon rate and the contingent coupon payable on each coupon payment date, if any.  The calculation agent will also calculate the payment at maturity.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.
On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the notes by taking positions in the underlying commodities and in the commodities included in the underlying commodity indices and in futures or options contracts on the underlying commodities and the commodities included in the underlying commodity indices.  Such purchase activity could have increased the value of the underlying commodities, and, therefore, could have increased the levels at which the underlying commodities must close on any valuation date before investors would receive any contingent coupon.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for capital protected commodity-linked notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for capital protected commodity-linked notes.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for commodity-linked capital protected notes.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	3.00%	<$1MM
99.50%	2.50%	≥$1MM and <$3MM
99.25%	2.25%	≥$3MM and <$5MM
99.00%	2.00%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected commodity-linked notes and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2009	Page 6

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Contingent Coupon Payment on each Coupon Payment Date

On each coupon payment date, investors will receive, for each $1,000 stated principal amount of notes that they hold, an amount in cash based on the performance of the basket as measured on the corresponding valuation date, determined as follows:

the greater of: (i) zero and (ii) $1,000    x    contingent coupon rate,

where,

the contingent coupon rate equals the sum of, for each underlying commodity,

component return     x     weighting

and

component return	=	periodic component level – initial component level
initial component level

provided that the component return for any underlying commodity individually will be no greater than the capped component return (12%) and no less than the component return floor (–10%)

where,

periodic component level = for each underlying commodity, the closing level of such underlying commodity on the relevant valuation date; and

initial component level = for each underlying commodity, the closing level of such underlying commodity on the pricing date.

At maturity, investors will receive the stated principal amount in addition to any contingent coupon payable at maturity.

No contingent coupon will be payable on the relevant coupon payment date if the weighted basket of underlying commodities has not appreciated as a whole above the level of the basket on the pricing date.

September 2009	Page 7

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Hypothetical Calculation of the Contingent Coupon on the Notes

Presented below are three hypothetical examples showing how the contingent coupon on the notes on each coupon payment date is calculated.  The examples are based on the hypothetical initial component levels and periodic component levels included in the tables below, the capped component return of 12% and the component return floor of –10.%.

For each example, the first table sets out the hypothetical initial component levels and periodic component levels and the second table uses those hypothetical levels to calculate the component return on each valuation date.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Example #1:                                The underlying commodities generally appreciate over the term of the notes.

		Hypothetical Periodic Component Level on the Applicable Valuation Date
Underlying commodity	Hypothetical Initial Component Level	September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper	74.37	92.22	95.94	98.91	100.40	102.63
Corn	2.92	3.22	3.07	2.92	3.30	3.36
Gold	329.50	296.55	359.16	392.11	345.98	401.99
Platinum	1,080	950.40	1,026.01	1,134.01	1,166.40	1,209.60
Silver	21.48	22.56	22.77	27.50	23.85	24.06
Crude oil	193.02	183.37	194.95	210.39	212.32	216.09
Natural gas	6,361	6,042.95	6,742.66	8,205.69	8,587.35	8,269.30
Soybeans	951.50	999.08	875.38	903.93	1,018.11	1,103.74
Wheat index	1,441	1,455.41	1,498.64	1,541.87	1,844.48	1,801.25
Livestock index	1,244	1,268.88	1,306.20	1,219.12	1,343.52	1,467.92
		Component Return for the Applicable Valuation Date*
Underlying commodity		September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper		12.00% (24%)	12.00% (29%)	12.00% (33%)	12.00% (35%)	12.00% (38%)
Corn		10.27%	5.14%	0.00%	12.00% (13%)	12.00% (15%)
Gold		-10.00%	9.00%	12.00% (19%)	5.00%	12.00% (22%)
Platinum		-10.00% (-12%)	-5.00%	5.00%	8.00%	12.00% (12%)
Silver		5.03%	6.01%	12.00% (28%)	11.03%	12.00% (12%)
Crude oil		-5.00%	1.00%	9.00%	10.00%	11.95%
Natural gas		-5.00%	6.00%	12.00% (29%)	12.00% (35%)	12.00% (30%)
Soybeans		5.00%	-8.00%	-5.00%	7.00%	12.00% (16%)
Wheat index		1.00%	4.00%	7.00%	12.00% (28%)	12.00% (25%)
Livestock index		2.00%	5.00%	-2.00%	8.00%	12.00% (18%)

Sum of weighted component returns:		0.530%	3.515%	6.200%	9.703%	11.995%
Contingent coupon rate:		0.530%	3.515%	6.200%	9.703%	11.995%
Contingent coupon per $1,000 note:		$5.30	$35.15	$62.00	$97.03	$119.95
Payment at maturity (stated principal amount plus final contingent coupon payable on the maturity date):						$1,119.95

* The numbers in parentheses indicate the actual component return without adjustment for the capped component return or the component return floor.

In this example, the underlying commodities generally appreciate over the term of the notes.  As a result, on every coupon payment date the investor receives a contingent coupon that varies each year based upon the sum of the periodic component return levels of each underlying commodity, subject, with respect to each underlying commodity, to the capped component return and the component return floor, as measured on the corresponding valuation date.

September 2009	Page 8

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Example #2:                                The underlying commodities generally depreciate over the term of the notes.

		Hypothetical Periodic Component Level on the Applicable Valuation Date
Underlying commodity	Hypothetical Initial Component Level	September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper	74.37	52.05	53.55	38.67	52.05	55.77
Corn	2.92	2.19	2.98	2.81	2.69	2.57
Gold	329.50	250.42	339.39	309.73	263.60	257.01
Platinum	1,080	1,209.60	1,101.60	972.00	950.40	1,209.60
Silver	21.48	22.56	21.70	19.76	16.12	19.33
Crude oil	193.02	196.88	196.88	212.32	212.32	183.37
Natural gas	6,361	7,124.32	6,424.61	7,251.54	6,997.10	6,869.88
Soybeans	951.50	1,065.68	970.53	1,027.62	1,018.11	1,103.74
Wheat index	1,441	1,477.03	1,469.82	1,354.54	1,383.36	1,801.25
Livestock index	1,244	1,268.88	1,268.88	1,094.72	995.20	945.44
		Component Return for the Applicable Valuation Date*
Underlying commodity		September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper		-10.00% (-30%)	-10.00% (-28%)	-10.00% (-48%)	-10.00% (-30%)	-10.00% (-25%)
Corn		-10.00% (-25%)	2.05%	-3.77%	-7.88%	-10.00% (-12%)
Gold		-10.00% (-24%)	3.00%	-6.00%	-10.00% (-20%)	-10.00% (-22%)
Platinum		12.00% (12%)	2.00%	-10.00%	-10.00% (-12%)	12.00% (12%)
Silver		5.03%	1.02%	-8.01%	-10.00% (-25%)	-10.00%
Crude oil		2.00%	2.00%	10.00%	10.00%	-5.00%
Natural gas		12.00% (12%)	1.00%	12.00% (14%)	10.00%	8.00%
Soybeans		12.00% (12%)	2.00%	8.00%	7.00%	12.00% (16%)
Wheat index		2.50%	2.00%	-6.00%	-4.00%	12.00% (25%)
Livestock index		2.00%	2.00%	-10.00% (-12%)	-10.00% (-20%)	-10.00% (-24%)

Sum of weighted component returns:		1.753%	0.707%	-2.378%	-3.488%	-1.100%
Contingent coupon rate:		1.753%	0.707%	-2.378%	-3.488%	-1.100%
Contingent coupon per $1,000 note:		$17.53	$7.07	$0.00	$0.00	$0.00
Payment at maturity (stated principal amount only and no contingent coupon is payable on the maturity date):						$1,000

* The numbers in parentheses indicate the actual component return without adjustment for the capped component return or the component return floor.

In this example, the underlying commodities generally depreciate over the term of the notes.  As a result, the investor receives a contingent coupon only in the first and second years.  In the third, fourth and fifth years, the contingent coupon is equal to zero.

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Example #3:                                The underlying commodities fluctuate over the term of the notes.

		Hypothetical Periodic Component Level on the Applicable Valuation Date
Underlying commodity	Hypothetical Initial Component Level	September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper	74.37	81.80	63.21	92.97	98.16	92.97
Corn	2.92	3.16	2.63	2.63	2.51	2.48
Gold	329.50	375.63	345.98	329.50	322.91	342.68
Platinum	1,080	1,026.01	1,026.00	1,166.40	993.60	1,231.20
Silver	21.48	23.63	23.63	27.50	28.36	25.78
Crude oil	193.02	189.16	144.77	208.46	173.72	204.60
Natural gas	6,361	7,633.20	6,679.05	7,633.20	5,597.68	7,124.32
Soybeans	951.50	875.38	875.38	903.93	894.41	903.93
Wheat index	1,441	1,513.05	1,657.15	1,700.38	1,758.02	1,585.10
Livestock index	1,244	1,318.64	1,443.04	1,368.40	1,343.52	1,293.76
		Component Return for the Applicable Valuation Date*
Underlying commodity		September 23, 2010	September 23, 2011	September 21, 2012	September 23, 2013	September 23, 2014
Copper		9.99%	-10.00% (-15%)	12.00% (25%)	12.00% (32%)	12.00% (25%)
Corn		8.22%	-9.93%	-9.93%	-10.00% (-14%)	-10.00% (-15%)
Gold		12.00% (14%)	5.00%	0.00%	-2.00%	4.00%
Platinum		-5.00%	-5.00%	8.00%	-8.00%	12.00% (14%)
Silver		10.00%	10.00%	12.00% (28%)	12.00% (32%)	12.00% (20%)
Crude oil		-2.00%	-10.00% (-25%)	8.00%	-10.00%	6.00%
Natural gas		12.00% (20%)	5.00%	12.00% (20%)	-10.00% (-12%)	12.00% (12%)
Soybeans		-8.00%	-8.00%	-5.00%	-6.00%	-5.00%
Wheat index		5.00%	12.00% (15%)	12.00% (18%)	12.00% (22%)	10.00%
Livestock index		6.00%	12.00% (16%)	10.00%	8.00%	4.00%

Sum of weighted component returns:		4.821%	0.107%	5.907%	-0.200%	5.700%
Contingent coupon rate:		4.821%	0.107%	5.907%	-0.200%	5.700%
Contingent coupon per $1,000 note:		$48.21	$1.07	$59.07	$0.00	$57.00
Payment at maturity (stated principal amount plus final contingent coupon payable on the maturity date):						$1,057.00

* The numbers in parentheses indicate the actual component return without adjustment for the capped component return or the component return floor.

In this example, the underlying commodities generally fluctuate over the term of the notes.  As a result, the investor receives a contingent coupon only in the first, second, third and fifth years and that varies in amount in each of those years.  In the fourth year, the contingent coupon is equal to zero.  On the fourth annual valuation date, while the performances of copper, silver, the wheat index and the livestock index are positive, they are more than offset by the negative performances of the other underlying commodities, with the result that no contingent coupon is payable that year.

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
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Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for commodity-linked capital protected notes.

▪
The notes do not guarantee the payment of any interest and the annual coupon, if any, can vary.  The terms of the notes differ from those of ordinary debt securities in that we do not guarantee the payment of any interest on the notes.  Instead, we will pay a variable annual contingent coupon based on the appreciation, if any, of an equally-weighted basket of underlying commodities, as measured on each of five annual valuation dates relative to the level of each underlying commodity on the pricing date.  On any coupon payment date, we will only pay the contingent coupon for that coupon payment date if the basket has appreciated as a whole, as measured on the corresponding valuation date.  This means the sum of the products, for each underlying commodity, of the component return, whether positive or negative, and the weighting, must be greater than zero on the corresponding valuation date before you will receive a contingent coupon for that year.  If the sum of the products, for each underlying commodity, of the component return and the weighting is less than or equal to zero on any valuation date, we will pay no contingent coupon for that year.  The component return for each underlying commodity is also limited by the capped component return of 12%.  Due to the individual 12% cap on the component return for each underlying commodity, any performance by an underlying commodity that is greater than 12% will not be taken into account in the relevant year.  It is possible that the performance of one underlying commodity that would otherwise increase the contingent coupon rate may be offset by the performance of one or more other underlying commodities.  It is also possible that no contingent coupon would be payable on any or all coupon payment dates.

Furthermore, because the contingent coupon is variable and it is possible that only a small contingent coupon or no contingent coupon at all will be payable on any or all of the coupon payment dates, the return on an investment in the notes may be minimal or zero and, as a result, the effective yield on the notes may be less than what would be payable on conventional, fixed-rate notes of the issuer of comparable maturity.  The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The coupon potential is limited by the capped component return.  The component return for each underlying commodity is limited by the capped component return of 12%.  Accordingly, any appreciation of an underlying commodity by greater than 12% on a particular valuation date from its initial component level on the pricing date will not be factored into the determination of its component return, and therefore will not contribute to any contingent coupon payable on that date.  Because the component return of any underlying commodity will never be greater than 12%, it is possible that the contingent coupon payable on any coupon payment date will be substantially less than the simple price return of the basket as measured from the pricing date to the applicable valuation date.

Furthermore, the contingent coupon is determined and paid on an annual basis and the 12% capped component return applies to the performance of each underlying commodity from the pricing date to the applicable valuation date.  This means that the 12% cap will apply, for example, to the performance of each underlying commodity over the first year in the case of the first valuation date and also to the performance over the full five years in the case of the last valuation date.  This also means that an investor’s total return on the notes at maturity will be the sum of the five annual coupon payments, which may not be equal to the return the investor would have received if such investor had made an investment linked directly to the appreciation of the basket as measured only at the end of the fifth year.  It is possible that the total return an investor receives on its investment in the notes at maturity will be substantially less than the simple price return of the basket as measured from the pricing date to maturity.

▪
Changes in the value of one or more of the underlying commodities may offset each other.  Price movements in the underlying commodities may not correlate with each other.  At a time when the level of one or more of the underlying commodities increases, the level of one or more of the other underlying commodities may increase to a lesser extent or may decline.  Therefore, in calculating the contingent coupon rate used to determine the contingent coupon payable on a coupon payment date, increases in the level of one or more of the underlying

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

commodities may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other underlying commodities.  In addition, the component return for any underlying commodity will be limited by the capped component return of 12%.  Any increase in a component return beyond 12% will not be used to calculate the contingent coupon rate, and therefore will not be available to offset declines in value of one or more of the other underlying commodities.

You can review a table of the historical levels and related graphs for each of the underlying commodities for each calendar quarter in the period from January 1, 2004 through September 23, 2009 in “Historical Information” beginning on page 17 below.

You cannot predict the future performance of any of the underlying commodities or of the basket as a whole, or whether increases in the levels of any of the underlying commodities will be offset by decreases in the levels of other underlying commodities, based on their historical performance.  In addition, there can be no assurance that the performance of the basket of commodities will be positive on any given valuation date such that you will receive any coupon payment on the corresponding coupon payment date.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the price of each of the underlying commodities and of the contracts that underlie the wheat index and the livestock index at any time and, in particular, on the valuation dates;

•	the volatility (frequency and magnitude of changes in value) of each of the underlying commodities and of the contracts that underlie the wheat index and the livestock index;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodities or the commodities markets generally and which may affect the periodic component levels of the underlying commodities on any of the valuation dates;

•	trends of supply and demand for the underlying commodities at any time, as well as the effects of speculation or any government activity that could affect the markets for the underlying commodities;

•	the time remaining until the notes mature; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

You cannot predict the future performance of the underlying commodities based on their historical performance. We cannot guarantee that the basket will appreciate on any valuation date so that you will receive any amounts in excess of the principal amount of the notes.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

▪	ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the levels of the underlying commodities and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the levels of the underlying commodities may be, and have generally been volatile (see “Historical Information” beginning on page 17).

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on copper, corn, gold, platinum, silver, crude oil, natural gas, soybeans and the livestock index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

•
The wheat index:  The S&P GSCI™ Wheat Index–Excess Return is composed of CBOT wheat futures contracts included in the S&P GSCI™–ER.   Factors relating to the value of the wheat futures contracts and the underlying price of wheat will affect the level of the wheat index.  Wheat is a grain commodity and grain prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity.  In addition, prices for grain are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, including grains, and energy specifically and fiscal and monetary issues, more generally.  Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.  Such alternative uses may be dependent on governmental action, such as subsidies or tariffs and technological innovation.  Extrinsic factors also affect grain prices such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals.  Substitution of other commodities for grain could also impact the price of grain.  In addition, changes to the terms of the wheat futures contracts may affect the level of the wheat index and there have been recent reports that these futures contract may be modified in an attempt to narrow the observed divergence between the value of the futures contract nearing expiration and the then-current spot cash price for wheat at that time. Any changes to the terms of the wheat futures contract could have a negative affect on the value of the wheat index, and therefore the value of the notes.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount, could be adversely affected.

▪
There are risks relating to trading of commodities on the London Bullion Market Association. Gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like

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the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
Adjustments to the wheat index and/or the livestock index could adversely affect the value of the notes.  S&P, as the underlying index publisher for the wheat index and the livestock index, may add, delete or substitute the commodity constituting each such index or make other methodological changes that could change the value of each such index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying commodity indices at any time.  Any of these actions could adversely affect the value of the notes.  Where an underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The S&P GSCI™–ER, from which the underlying commodity indices are derived, may in the future include contracts that are not traded on regulated futures exchanges.  The S&P GSCI™–ER, from which the underlying commodity indices are derived, was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the S&P GSCI™–ER continues to be comprised exclusively of regulated futures contracts.  As described below, however, the S&P GSCI™–ER may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI™–ER may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Higher future prices of S&P GSCI™–ER commodities relative to their current prices may decrease the amount payable at maturity.  The S&P GSCI™–ER is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the S&P GSCI™–ER approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the S&P GSCI™–ER have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover certain of the commodities included in the index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the indices described above and, accordingly, decrease the payment you receive at maturity.

▪
Suspension or disruptions of market trading in the underlying commodities and related futures markets may adversely affect the value of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
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foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodities and, therefore, the value of the notes.

▪
Not equivalent to investing directly in the underlying commodities.  Investing in the notes is not equivalent to investing directly in any of the underlying commodities, in futures contracts or forward contracts on any of the underlying commodities or in the contracts that underlie the wheat index or the livestock index.  Decreases in the levels of certain of the underlying commodities on any valuation date could more than offset any increase in levels of other underlying commodities on such valuation date.  A decrease in the levels of any of the underlying commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Furthermore, by purchasing the notes, you do not purchase any entitlement to any of the underlying commodities, futures contracts or forward contracts on any of the underlying commodities or contracts that underlie the wheat index and the livestock index. Also, by purchasing the notes, you are taking credit risk of Morgan Stanley and are not to any counter-party to futures contracts and forward contracts on any of the underlying commodities or to contracts that underlie the wheat index and the livestock index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MSCG has determined the initial component levels and will determine each periodic component level and will calculate the component returns, the contingent coupon rate and the contingent coupon payable on each coupon payment date, if any.  The calculation agent will also calculate the payment at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any level in the event of a discontinuance of reporting of the underlying commodities may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MSCG, the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the underlying commodities), including trading in futures and options contracts on the underlying commodities as well as in other instruments related to the underlying commodities.  MS & Co. and some of our other subsidiaries also trade the underlying commodities and other financial instruments related to the underlying commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial component levels and, as a result, could have increased the levels at which the underlying commodities must close on each valuation date before you would receive a payment of a contingent coupon on a particular coupon payment date.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could potentially affect the levels of the underlying commodities on such dates and, accordingly, the amount of cash you will receive on any coupon payment date.

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Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Information about the Wheat Index and the Livestock Index

The S&P GSCITM Wheat Index – Excess Return.  The S&P GSCI™ Wheat Index–Excess Return is composed of CBOT wheat futures contracts included in the S&P GSCI™–ER.

The S&P GSCITM Livestock Index – Excess Return.  The S&P GSCI™ Livestock Index–Excess Return is a sub-index of the S&P GSCI™–ER and represents only the livestock components of the S&P GSCI™–ER.  The S&P GSCI™ Livestock Index–Excess Return is a global production weighted index of certain livestock commodities in the world economy and currently includes live cattle, feeder cattle and lean hogs.

The S&P GSCITM–ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

We have derived all information regarding the underlying commodity indices contained in this pricing supplement from publicly available information. The underlying commodity indices are calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

License Agreement Between S&P and Morgan Stanley

The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCI Wheat Index–Excess Return and the S&P GSCI Livestock Index–Excess Return, which are owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCI™ Wheat Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCI™ Wheat Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI™ Wheat Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCI™ WHEAT INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ WHEAT INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ WHEAT INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM”, “S&P GSCI™ Wheat Index–Excess Return” and “S&P GSCI™ Livestock Index–Excess Return” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

September 2009	Page 16

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Historical Information

The following tables set forth the published high and low closing values, as well as end-of-quarter closing values of each of the underlying commodities for each quarter in the period from January 1, 2004 through September 23, 2009.  The related graphs set forth the closing values for each of the underlying commodities for the same period.  On September 23, 2009 the closing values were, in the case of copper, $6,111, in the case of corn, 330.25¢, in the case of gold, $1,010.25, in the case of platinum, $1,325, in the case of silver, 1,710¢, in the case of crude oil, $68.97, in the case of natural gas, $3.86, in the case of soybeans, 920.5¢, in the case of the wheat index, 19.79303 and in the case of the livestock index, 193.6420.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodities should not be taken as an indication of future performance.
Copper (in U.S. dollars)	High	Low	Period End
2004
First Quarter	3,105.50	2,321.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter (through September 23, 2009)	6,490.50	4,821.00	6,111.00

Daily Official Cash Offer Prices of Copper January 1, 2004 to September 23, 2009

September 2009	Page 17

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Corn (in U.S. cents)	High	Low	Period End
2004
First Quarter	320.00	246.00	320.00
Second Quarter	330.50	257.50	257.50
Third Quarter	257.50	205.25	205.50
Fourth Quarter	207.50	191.50	204.75
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter (through September 23, 2009)	359.00	300.50	330.25

Daily Official Settlement Prices of Corn January 1, 2004 to September 23, 2009

September 2009	Page 18

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Gold (in U.S. dollars)	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	513.00	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter (through September 23, 2009)	1,018.50	908.50	1,010.25

Daily Official Afternoon Fixing Prices of Gold January 1, 2004 to September 23, 2009

September 2009	Page 19

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Platinum (in U.S. dollars)	High	Low	Period End
2004
First Quarter	917.00	813.00	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	965.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,530.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	898.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter (through September 23, 2009)	1,339.00	1,095.00	1,325.00

Daily Official Afternoon Fixing Prices of Platinum January 1, 2004 to September 23, 2009

September 2009	Page 20

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

)
Silver (in U.S. cents)	High	Low	Period End
2004
First Quarter	782.50	596.50	782.50
Second Quarter	829.00	549.50	591.00
Third Quarter	682.00	587.50	666.50
Fourth Quarter	804.00	668.50	681.50
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,476.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter (through September 23, 2009)	1,738.00	1,247.00	1,710.00

Daily Official Fixing Prices of Silver January 1, 2004 to September 23, 2009

September 2009	Page 21

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Crude oil (in U.S. dollars)	High	Low	Period End
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	66.24	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter	110.33	86.99	101.58
Second Quarter	140.21	100.98	140.00
Third Quarter	145.29	91.15	100.64
Fourth Quarter	98.53	33.87	44.60
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter (through September 23, 2009)	74.37	59.52	68.97

Daily Official Settlement Prices of Crude Oil January 1, 2004 to September 23, 2009

September 2009	Page 22

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Natural gas (in U.S. dollars)	High	Low	Period End
2004
First Quarter	7.29	5.08	5.93
Second Quarter	6.71	5.51	6.16
Third Quarter	6.91	4.57	6.80
Fourth Quarter	8.75	6.15	6.15
2005
First Quarter	7.65	5.79	7.65
Second Quarter	7.75	6.12	6.98
Third Quarter	14.20	7.17	13.92
Fourth Quarter	15.38	11.02	11.23
2006
First Quarter	11.23	6.55	7.21
Second Quarter	8.19	5.89	6.10
Third Quarter	8.21	4.20	5.62
Fourth Quarter	8.87	5.62	6.30
2007
First Quarter	7.87	6.16	7.73
Second Quarter	8.19	6.66	6.77
Third Quarter	7.01	5.38	6.87
Fourth Quarter	8.64	6.76	7.48
2008
First Quarter	10.23	7.48	10.10
Second Quarter	13.35	9.32	13.35
Third Quarter	13.58	7.22	7.44
Fourth Quarter	7.73	5.29	5.62
2009
First Quarter	6.07	3.63	3.78
Second Quarter	4.45	3.25	3.84
Third Quarter (through September 23, 2009)	4.04	2.51	3.86

Daily Official Settlement Prices of Natural Gas January 1, 2004 to September 23, 2009

September 2009	Page 23

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Soybeans (in U.S. cents)	High	Low	Period End
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	523.50	527.00
Fourth Quarter	561.25	502.00	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter (through September 23, 2009)	1,258.50	913.50	920.50

Daily Official Settlement Prices of Soybeans January 1, 2004 to September 23, 2009

September 2009	Page 24

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Wheat index	High	Low	Period End
2004
First Quarter	47.60	40.67	45.94
Second Quarter	46.90	36.95	36.95
Third Quarter	37.25	31.29	31.29
Fourth Quarter	32.87	29.02	30.12
2005
First Quarter	35.02	28.19	31.50
Second Quarter	31.24	27.91	29.57
Third Quarter	31.42	27.04	29.49
Fourth Quarter	29.70	24.89	27.46
2006
First Quarter	30.22	26.11	27.24
Second Quarter	32.19	26.79	28.69
Third Quarter	30.59	26.09	30.42
Fourth Quarter	37.25	30.18	32.97
2007
First Quarter	32.97	27.92	27.92
Second Quarter	37.61	26.71	35.87
Third Quarter	54.77	35.03	54.77
Fourth Quarter	55.55	43.58	50.16
2008
First Quarter	70.72	50.01	51.23
Second Quarter	53.72	40.41	45.75
Third Quarter	47.66	34.52	35.14
Fourth Quarter	34.61	23.64	30.37
2009
First Quarter	32.00	24.38	25.89
Second Quarter	32.06	24.54	24.56
Third Quarter (through September 23, 2009)	24.94	19.53	19.79

Daily Official Settlement Prices of the Wheat Index January 1, 2004 to September 23, 2009

September 2009	Page 25

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Livestock index	High	Low	Period End
2004
First Quarter	384.89	337.35	384.89
Second Quarter	432.97	378.24	417.96
Third Quarter	431.35	395.36	413.94
Fourth Quarter	427.38	402.92	417.46
2005
First Quarter	432.03	407.97	420.08
Second Quarter	424.03	378.47	378.85
Third Quarter	411.24	372.53	411.15
Fourth Quarter	426.05	402.48	418.32
2006
First Quarter	418.32	344.29	344.29
Second Quarter	388.87	337.91	384.00
Third Quarter	407.77	368.61	383.28
Fourth Quarter	389.16	362.15	371.83
2007
First Quarter	395.95	365.11	383.47
Second Quarter	389.40	363.73	367.97
Third Quarter	397.97	361.64	361.64
Fourth Quarter	354.00	323.29	324.72
2008
First Quarter	324.72	275.90	275.90
Second Quarter	310.00	273.25	297.57
Third Quarter	306.33	272.61	272.70
Fourth Quarter	271.32	226.78	232.17
2009
First Quarter	240.35	211.12	215.22
Second Quarter	222.42	194.39	205.29
Third Quarter (through September 23, 2009)	212.20	188.91	193.64

Daily Official Settlement Prices of the Livestock Index January 1, 2004 to September 23, 2009

September 2009	Page 26

Contingent Coupon Commodity-Linked Capital Protected Notes due September 30, 2014
Based on the Performance of a Diversified Commodity Basket of Eight Physical Commodities and Two Commodity Indices

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Capital Protected Notes dated December 23, 2008

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

September 2009	Page 27